EXHIBIT 99.1
October 20, 2006
FOR IMMEDIATE RELEASE
STURM, RUGER ANNOUNCES APPOINTMENT OF CEO MICHAEL O. FIFER TO
BOARD OF DIRECTORS
SOUTHPORT, CONNECTICUT, October 20 — Sturm, Ruger & Company, Inc. (NYSE:RGR) announced today that at their quarterly meeting of October 19, 2006, its Board of Directors voted to increase the number of Directors to nine and elected CEO Michael O. Fifer as a Director of the Company, effective immediately.
Michael Fifer joined the Company as Chief Executive Officer on September 25, 2006. Prior to joining Sturm, Ruger, Michael Fifer held a variety of executive management positions in companies serving consumer, technology and industrial markets. Mr. Fifer also served as a submarine officer after graduating from the U.S. Naval Academy.
“Mike’s appointment to the Board is a logical move and reflects the Board’s confidence in Mike’s abilities both as CEO and as a partner in the top leadership of the Company,” said Sturm, Ruger Chairman VADM (ret.) James E. Service. “Since joining the Company, Mike has already demonstrated that his experience, insight and energy are well-suited to lead the Company’s ongoing revitalization efforts. Mike will be a key participant in both developing and carrying out the Board’s mandates.”
“I look forward to serving with the Board, and appreciate the opportunity to help build the new “Ruger Business System”, envisioned by the Board to improve operations and shareholder returns,” said CEO Fifer. “Working together, the Board and management will make Ruger the finest American firearms company.”
Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Company, Inc.
Arms Makers for Responsible Citizens®

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to qualifying risks and uncertainties, such as turnover in the Board of Directors, officers and other key personnel, market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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